Exhibit 99.1

[XM SATELLITE RADIO GRAPHIC]

FOR IMMEDIATE RELEASE

Investor Contacts:	Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

FIRST QUARTER 2004 RESULTS

Adds 320,000 Subscribers, Ends Quarter at 1.68 Million

Quarterly Revenue Exceeds Fixed Expenses for the First Time

Cost Per Gross Addition Reduced to $106

Strengthens Balance Sheet and Improves Cost of Capital

Washington, DC, May 6, 2004 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported strong financial and operating results for the first quarter ended March 31, 2004. As of March 31, 2004, XM Radio reported 1,681,903 subscribers. This represented net subscriber additions of 321,675 for the quarter, more than double net subscriber additions of 135,916 subscribers in first quarter 2003. At quarter’s end, XM subscribers comprised 83 percent of all satellite radio subscribers, virtually no change from the 84 percent market share XM enjoyed at the end of fourth quarter 2003. Moreover, XM continued to maintain its leadership position in the retail aftermarket with over 70 percent market share among net new satellite radio retail subscribers added in first quarter 2004.

XM President and CEO Hugh Panero commented, “Our subscriber growth this quarter was fueled by our 100% commercial-free music on 68 channels – the most in satellite radio – the addition of compelling new content and services, including XM Instant Traffic & Weather, expanded availability of XM across a number of new GM and Honda vehicle models and continued strong performance in the retail distribution channel.”

Revenues Exceed Fixed Expenses for the First Time

For first quarter 2004, XM reported record quarterly revenue of $43.0 million, increasing nearly 230 percent from $13.1 million in the first quarter 2003. Revenue for the first quarter 2004 also grew approximately 30 percent from fourth quarter 2003 revenue of $33.5 million. Fixed expenses were $37.1 million for the quarter; this marks the first time XM quarterly revenues have exceeded fixed expenses.

XM recorded an EBITDA loss of ($78.0) million for the first quarter 2004, compared to ($63.3) million for the first quarter 2003. XM’s net loss for the first quarter was ($170.1) million as compared to a ($126.3) million net loss in the first quarter 2003. This change reflects growth in the subscriber base and also includes a one-time non-cash charge of $25.6 million – a provision for deferred income taxes associated with our intangible assets. Going forward, this non-cash charge will be approximately $2 to $3 million per year.

[XM SATELLITE RADIO GRAPHIC]

Continued Reduction in Cost to Acquire Each New Subscriber

First quarter 2004 Cost Per Gross Addition (CPGA) was $106, an improvement of $50, or 32 percent, from the $156 CPGA reported in the first quarter 2003. This dramatic reduction in CPGA was the result of strong subscriber additions during the quarter and efficient use of discretionary media and advertising dollars. XM’s CPGA is the fully-loaded cost to acquire each new subscriber, including Subscriber Acquisition Costs (SAC) of $67, as well as advertising and marketing expenses.

General Motors and Honda Expand XM Availability

At the New York Auto Show, Honda announced it will double production of Acura and Honda vehicles featuring XM Radio for the 2005 model year, an increase from 200,000 vehicles to 400,000 vehicles. Honda will also increase the number of Honda and Acura models offering XM Radio as a factory-installed standard feature from three to seven in model year 2005.

In 2004, XM will be available on every nameplate manufactured under the General Motors umbrella for the U.S. market – further highlighting the commitment of the world’s largest automobile manufacturer to drive XM Radio as a mainstream entertainment feature.

During the 2004 model year, General Motors and Honda combined are manufacturing over 1 million XM factory-equipped vehicles and this number will increase to 1.5 million vehicles during the 2005 model year.

New Programming Features Commercial-Free Music, Traffic & Weather

In February, XM launched its new, 100% commercial-free music programming lineup featuring sixty-eight commercial-free music channels – the most available anywhere in radio.

Also in February, XM launched radio’s first advanced instant traffic & weather service, providing over 20 separate audio channels of traffic and weather information updated for the nation’s most traffic congested metropolitan areas by year-end.

New NavTraffic Data Service Introduced

On the data services side, XM NavTraffic, a groundbreaking new satellite data and navigation information service, was unveiled at the New York Auto Show in April with our strategic partner Honda. XM NavTraffic is the nation’s first satellite traffic information service, combining traditional GPS navigational systems with current traffic information and allowing drivers to see, in real time, traffic patterns and problems, construction zones and alternate routes – including the difference in travel times to destinations with and without traffic congestion.

Honda will introduce XM NavTraffic this Fall as a standard feature on its all-new 2005 Acura RL as a premium service on its AcuraLink communication system. This service is a key link in Honda’s overall in-vehicle data services platform strategy. Later this year, General Motors is expected to offer XM NavTraffic as an option on select 2005 Cadillac CTS vehicles.

[XM SATELLITE RADIO GRAPHIC]

Improved Liquidity and Cost of Capital

In January, XM completed a primary offering of 7 million shares of common stock for the purpose of redeeming our $89 million convertible note with GM OnStar and some of our outstanding 12 percent Senior Secured Notes. Including de-leveraging activities through April 2004, XM retired $344 million in future value debt and preferred stock by converting several instruments into common stock and by redeeming others with cash and 2.4 million shares of additional common stock. These transactions eliminated approximately $496 million of future interest, dividends and principal payments through the maturity of the various instruments.

Also, in April, XM improved its cost of capital with a $200 million floating rate note offering at a rate of LIBOR plus 550 basis points. In addition, XM received approximately $32 million in cash proceeds in connection with GM’s exercise of a warrant to purchase 10 million shares of XM Class A Common Stock.

Following these April transactions, XM recently began the process of eliminating approximately $150 million of debt, on a future value basis, from the balance sheet. XM intends to pay down approximately $75 million of the GM credit facility and the $35 million Note to Boeing, and call for redemption $17 million of the 14 percent Senior Secured Discount Notes and $20 million of the 12% Senior Notes.

XM ended first quarter 2004 with $385 million in cash and an additional $50 million of capacity under our facilities from GM for a total liquidity position of $435 million. XM’s pro forma total liquidity position is approximately $530 million, including the April transactions listed above and the elimination of approximately $150 million in debt.

About XM Satellite Radio

In the fall of 2001, XM Satellite Radio pioneered the introduction of satellite radio in the U.S. XM is America’s #1 and most listened to satellite radio service with more than 1.68 million subscribers at March 31, 2004. Broadcasting live daily from studios in Washington, DC, New York City and Nashville, Tennessee at the Country Music Hall of Fame, XM’s 2004 lineup includes more than 120 digital channels of choice from coast to coast: 68 100% commercial-free music channels, featuring hip hop to opera, classical to country, bluegrass to blues; 34 channels of premier sports, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. Affordable, compact and stylish XM satellite radio receivers for the home, the car, the computer and boom boxes for “on the go” are available from retailers nationwide. In addition, XM is available in more than 80 different 2004 car models. XM is a popular factory- installed option on more than 40 new General Motors models, as well as a standard feature on several top-selling Honda and Acura models. JetBlue Airways and AirTran Airways passengers will be able to listen to XM’s programming in-flight later in 2004. For more information about XM, visit http://www.xmradio.com.

[XM SATELLITE RADIO GRAPHIC]

# # #

Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” Consistent with regulatory requirements, EBITDA includes other income (expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. A reconciliation of EBITDA loss is presented on the attachment. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-15-04. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	(In thousands Except Share and Per Share Amounts)
	Three Months ended March 31,
(Unaudited)	2004	2003
Revenue:
Subscription	$39,761	$11,590
Activation	867	295
Equipment	679	592
Net ad sales	990	448
Other	668	127

Total revenue	42,965	13,052

Operating expenses:
Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties	15,478	3,989
Customer care & billing	7,085	5,047
Cost of equipment	1,596	1,113
Ad sales	1,287	437
Satellite & terrestrial	9,411	12,571
Broadcast & operations:
Broadcast	2,663	2,566
Operations	2,985	2,766

Total broadcast & operations	5,648	5,332
Programming & content	7,224	4,787

Total cost of revenue	47,729	33,276

Research & development (excludes depreciation and amortization, shown below)	6,170	2,467
General & administrative (excludes depreciation and amortization, shown below)	5,865	9,019
Marketing (excludes depreciation and amortization, shown below):
Retention & support	2,799	4,452
Subsidies & distribution	34,779	11,722
Advertising & marketing	14,679	11,500

Marketing	52,257	27,674
Amortization of GM liability	9,313	7,626

Total marketing	61,570	35,300
Depreciation & amortization	39,481	39,760

Total operating expenses	160,815	119,822

Operating loss	(117,850)	(106,770)
Interest income	1,079	552
Interest expense	(28,121)	(23,799)
Other income (expense)	386	3,735

Net loss before income taxes	(144,506)	(126,282)
Provision for deferred income taxes	(25,573)	—

Net Loss	(170,079)	(126,282)
8.25% Series B and C preferred stock dividend requirement	(2,355)	(5,002)
Series B preferred stock retirement gain	—	6,820
Series C preferred stock retirement loss	—	—

Net Loss attributable to common stockholders	$(172,434)	$(124,464)

Basic and diluted net loss per share:	$(0.96)	$(1.26)

Weighted average shares used in computing net loss per share—basic and diluted	178,863,554	98,654,290

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(170,079)	$(126,282)
Add back non-EBITDA items included in net loss:
Interest income	(1,079)	(552)
Interest expense	28,121	23,799
Provision for deferred income taxes	25,573	—
Depreciation & amortization	39,481	39,760

EBITDA	$(77,983)	$(63,275)

SELECTED BALANCE SHEET DATA	As of 03/31/2004	As of 12/31/2003
Cash and cash equivalents	385,191	418,307
Restricted investments	4,053	4,151
System under construction	205,547	92,577
Property and equipment in service, net	678,444	709,501
Intangibles, net	8,114	8,429
Total assets	1,567,744	1,526,782
Deferred revenue	73,311	53,884
Total long-term debt	693,146	781,940
Total liabilities	950,466	993,894
Stockholders’ equity	617,278	532,888

XM SATELLITE RADIO HOLDINGS INC.

	Three-Month Periods ended
SELECTED OPERATING METRICS	03/31/2004	12/31/2003	03/31/2003
EBITDA (in thousands) (1)	$(77,983)	$(95,542)	$(63,275)
Subscriber Data:
Net Subscriber Additions	321,675	430,580	135,916
Aftermarket, OEM & Other Subscribers (2)	1,351,398	1,018,963	410,706
Subscribers in OEM Promotional Periods (3)	311,399	320,473	72,369
XM Activated Vehicles with Rental Car Companies (4)	19,106	20,792	N/A

Total Ending Subscribers (2) (3) (4) (5)	1,681,903	1,360,228	483,075

Subscription Revenue per Aftermarket, OEM & Other Subscriber	$9.39	$9.50	$9.61
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.96	$6.23	$7.43
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$7.72	$6.67	N/A
Revenue Data:
Subscription Revenue per Subscriber (6)	$8.66	$8.74	$9.34
Net Ad Revenue per Subscriber (7)	$0.22	$0.62	$0.36
Activation, Equipment, Royalty and Other Revenue per Subscriber	$0.48	$0.76	$0.82

Total Revenue per Subscriber	$9.36	$10.12	$10.52
Expense Data:
Subscriber Acquisition Costs (SAC) (8)	$67	$73	$74
Cost Per Gross Addition (CPGA) (9)	$106	$125	$156

(1)	EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. Consistent with regulatory requirements, EBITDA includes Other Income (Expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(2)	Ending subscribers include 144,162 family plan subscriptions at a multi-unit rate of $6.99 per radio per month. This program commenced in late April 2003. Average revenue per family plan subscription was $6.99 for the quarter ended March 31, 2004.

(3)	OEM promotional periods typically range from three months to one year in duration and a portion is paid for by the vehicle manufacturers. At the time of sale, vehicle owners generally receive a 3-month trial subscription and are included in OEM Promotional Subscribers. XM generally receives payment for two months of the 3-month trial subscription from the vehicle manufacturer. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments. Conversion rate represents the number of subscribers electing to continue with the XM service beyond the initial OEM promotional period and is measured three months after the month in which the trial service ends. Conversion rate has ranged from 65%-80% since the inception of our OEM promotional programs and averaged approximately 70% for the GM triple-play program that ran from November 2002 through mid September 2003. Beginning in late September 2003, XM-enabled radios in new vehicles manufactured by General Motors and Honda were activated for receipt of the XM service as a subscriber at the time of sale to the vehicle purchaser. In March 2004, a fully automated factory activation program began whereby XM-enabled radios in new vehicles manufactured by General Motors are activated to receive the XM service at the time of manufacture, but are counted as OEM Promotional Subscribers from the date of vehicle sale.

(4)	Rental car activity commenced in late June 2003. At March 31, 2004, there were approximately 19,106 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM receives payments based on the use of the service. Customers are charged $2.99 per day per vehicle for use of the XM service, on which XM receives a revenue share. For subsequent Model Year 2004 and later vehicles, XM receives $10 per subscription per month.

(5)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments.

(6)	Subscription revenue includes monthly subscription revenues from all subscribers and premium service revenue, net of any promotions or discounts.

(7)	Net Ad Sales revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.

(8)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies and distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.

(9)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.